EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PepsiAmericas, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-118392, 333-79095, 333-64292, 333-46368, and 333-36994 on Form S-8, Registration Statement No. 333-51324 on Form S-4 and Registration Statement Nos. 333-134179, 333-36614 and 333-108164 on Form S-3 of PepsiAmericas, Inc. (the Company) of our reports dated March 3, 2009, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years 2008, 2007 and 2006, and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the January 3, 2009 annual report on Form 10-K of PepsiAmericas, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
March 3, 2009